Exhibit 99.1

News Media Alex Clark 310-252-6397 alex.clark@mattel.com	Securities Analysts Martin Gilkes 310-252-2703 martin.gilkes@mattel.com

MATTEL APPOINTS JOSEPH JOHNSON AS CORPORATE CONTROLLER

EL SEGUNDO, Calif., May 4, 2015 – Mattel, Inc. (NASDAQ: MAT) today announced the appointment of Joseph B. Johnson as Senior Vice President and Corporate Controller, effective immediately.

Mr. Johnson, age 52, joins Mattel from Chiquita Brands International, Inc., a leading global marketer and distributor of food products, where he served as Vice President, Chief Accounting Officer & Treasurer. Previously, Mr. Johnson held a number of leadership roles with Resolute Forest Products, an international wood and paper products company, including Senior Vice President, Finance and Chief Accounting Officer, Vice President and Corporate Controller and Director of Financial Reporting. Earlier in his career, Mr. Johnson spent nearly 14 years at Ernst & Young LLP. A certified public accountant, Mr. Johnson holds a bachelor’s degree in business administration with an emphasis in accounting from the University of North Florida.

Mr. Johnson succeeds Scott Topham, who has elected to retire from Mattel.

About Mattel

The Mattel family of companies (Nasdaq: MAT) is the worldwide leader in the design, manufacture and marketing of toys and family products. Mattel’s portfolio of best-selling brands includes Barbie®, the most popular fashion doll ever produced, Hot Wheels®, Monster High®, American Girl®, Thomas & Friends® and Fisher-Price® brands, including Little People® and Power Wheels®, MEGA® Brands, including MEGA BLOKS® and RoseArt®, as well as a wide array of entertainment-inspired toy lines. In 2014, Mattel ranked No. 5 on Corporate Responsibility Magazine’s “100 Best Corporate Citizens” list. With worldwide headquarters in El Segundo, Calif., Mattel’s companies employ 31,000 people in 40 countries and territories and sell products in more than 150 nations. At Mattel, we are Creating the Future of Play. Visit us at www.mattel.com, www.facebook.com/mattel or www.twitter.com/mattel.

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